Exhibit 99.1

Federated Board Authorizes Increase in Stock Repurchase Program

CINCINNATI--(BUSINESS WIRE)--Aug. 25, 2006--Federated Department Stores, Inc. (NYSE:FD) (NYSE Arca:FD) announced that its board of directors has authorized an additional repurchase of up to $2 billion of its common shares. This new authorization is additive to the existing repurchase program, which as of the end of the second quarter, had approximately $383 million of authorization remaining.

The company said it may repurchase shares from time to time in the open market or through privately negotiated transactions, depending on prevailing market conditions, alternative uses of capital and other factors.

"By increasing our authorization to repurchase shares, the company is underscoring its confidence in the direction of our business and the Federated-May Company integration, as well as the progress of asset sales that were proposed at the time of the May Company acquisition," said Terry J. Lundgren, Federated's chairman, president and chief executive officer.

Federated, with corporate offices in Cincinnati and New York, is one of the nation's premier retailers, with fiscal 2006 sales expected to be more than $27 billion. Federated operates more than 850 department stores in 45 states, the District of Columbia, Guam and Puerto Rico under the names of Macy's, Bloomingdale's, Famous-Barr, Filene's, Foley's, Hecht's, Kaufmann's, L.S. Ayres, Marshall Field's, Meier & Frank, Robinsons-May, Strawbridge's and The Jones Store. The company also operates macys.com and Bloomingdale's By Mail.

(NOTE: Federated today also issued separate news releases on its quarterly dividend and the election of a new officer. Additional information on Federated, including past news releases, is available at www.fds.com/pressroom)
CONTACT: Federated Department Stores, Inc.
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